UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COLONIAL COMMERCIAL CORP.
(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2006

To the stockholders of Common Stock and Convertible Preferred Stock:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Colonial Commercial Corp. will be held at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663 on June 13, 2006 at 9:00 a.m., local time, for the following purposes:

1.	To elect seven directors to serve for the term set forth in the accompanying proxy statement.

2.
To consider and act upon a proposal to ratify the selection by the Company’s Board of Directors and Audit Committee of Weiser, LLP as the independent public accountants of the Company for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

A Proxy Statement, Form of Proxy, and the Annual Report to Stockholders of the Company for the year ended December 31, 2005 are enclosed herewith. Only holders of record of Common Stock and Convertible Preferred Stock of the Company at the close of business on April 19, 2006 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting, at the office of the Secretary of the Company, at 275 Wagaraw Road, Hawthorne, New Jersey 07506.

A Proxy Statement and Proxy Form are enclosed herewith. A copy of the Company’s Annual Report, including consolidated financial statements has been mailed to all stockholders with this Notice of Annual Meeting.

By Order of the Board of Directors,
Hawthorne, New Jersey	William Salek
May 17, 2006	Secretary
IMPORTANT
You are cordially invited to attend the Annual Meeting. Whether or not you are planning to attend, please sign, date and return the accompanying proxy as soon as possible. A postage-paid, self-addressed envelope is enclosed for your convenience. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Meeting, may withdraw it and vote in person. Attendance at the Meeting is limited to stockholders, their proxies and invited guests of the Company.

COLONIAL COMMERCIAL CORP.
275 WAGARAW ROAD,
HAWTHORNE, NEW JERSEY 07506

---------------

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2006

This proxy statement is furnished in connection with the solicitation of proxies, in the form enclosed herewith, by the Board of Directors of Colonial Commercial Corp. (the “Company”), for use at the Annual Meeting of Stockholders to be held at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663 on June 13, 2006 at 9:00 a.m., local time, (the “Meeting”), or any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement and the enclosed form of proxy have been mailed to stockholders of record on or about May 17, 2006.

Any stockholder giving a proxy has the power to revoke the same at any time before it is voted. The cost of soliciting proxies will be borne by the Company. The Company has no contract or arrangement with any party in connection with the solicitation of proxies. Following the mailing of proxy materials solicitation of the proxies may be made by officers and employees of the Company by mail, telephone, facsimile, electronic communication, or personal interview. Properly executed proxies will be voted in accordance with the instructions given by stockholders at the places provided for such purpose in the accompanying proxy. Unless contrary instructions are given by stockholders, persons named in the proxy intend to vote the shares represented by such proxies FOR the election of the nominees as listed in this proxy and FOR the selection of Weiser LLP as independent auditors. All shares represented by a properly executed proxy received in time for the meeting will be voted in accordance with the directions specified thereon and, as to any other matter properly coming before the meeting (none of which is presently known to the Board of Directors), in accordance with the judgment of the persons designated as proxies.

Holders of Common Stock and Convertible Preferred Stock are each entitled to one vote per share on all matters and vote as one class. Any proxy received from a holder of Common Stock and Convertible Preferred Stock on which no direction is specified will be voted in favor of the nominees for election as directors listed in this proxy statement.

Holders of Common Stock and Convertible Preferred Stock may vote on the ratification of the selection of Weiser LLP as the Company’s independent public accountants. Any proxy received from a holder of Common Stock and Convertible Preferred Stock on which no direction is specified will be voted in favor of the ratification of the selection of Weiser LLP as the Company’s independent public accountants.

On or about May 17, 2006, a copy of the Company’s Annual Report, including consolidated financial statements for the fiscal year ended December 31, 2005 was mailed with this proxy statement to each holder of Common Stock and each holder of Convertible Preferred Stock as of the record date of April 19, 2006. The record date was fixed by the Board of Directors for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

VOTING SECURITIES

As of the record date, the Company had 4,577,614 outstanding shares of Common Stock and 475,566 outstanding shares of Convertible Preferred Stock. Holders of Common Stock and Convertible Preferred Stock are each entitled to one vote per share on all matters and vote as one class. The presence at the meeting in person or proxy of the holders of one-third of the combined voting power of the Common Stock and the Convertible Preferred Stock is necessary to constitute a quorum. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the meeting in determining the presence of a quorum.

The current members of the Company’s Board of Directors, who have indicated that they intend to vote in favor of all of the Company’s proposals, own 1,824,349 shares of Common Stock, which represents 36.1% of the combined total number of shares of Common Stock and Convertible Preferred Stock entitled to vote. The current members of the Company’s Board of Directors do not own any shares of Convertible Preferred Stock. (See Security Ownership of Certain Beneficial Owners and Management)

CHANGE OF CONTROL

Pursuant to purchase agreements dated April 17, 2006 (the “Transaction”), Bernard Korn, then the Company’s Chief Executive Officer, director and Chairman of the Board, sold 100,000 shares of common stock of the Company (“Shares”) to William Pagano, 100,000 Shares to Rita Folger, and 226,743 Shares to Goldman Associates of New York, Inc. (“Goldman Associates”). Jack Rose, then a director of the Company, sold a total of 17,512 shares to Goldman Associates and Jack Rose and his wife sold a total of 50,000 jointly owned shares to Goldman Associates. The Shares were sold at $3.00 per share.

Michael Goldman is a principal of Goldman Associates and beneficially owns the shares purchased by Goldman Associates.

After giving effect to these sales and purchases, Michael Goldman beneficially owns 1,227,255 shares of common stock of the Company (25.96% of the total outstanding) and William Pagano beneficially owns 767,973 shares of common stock (16.66% of the total outstanding).

Goldman Associates, William Pagano and Rita Folger each acquired their interests in the Company for investment purposes.

In addition to the shares of common stock sold by Messrs. Korn and Rose set forth above, Messrs. Koon, Miller, Sussman and Rose, each then a director of the Company, sold 41,413 Shares, 11,000 Shares, 50,000 Shares and 32,587, respectively, to private investors at $3.00 per share.

Concurrently with these transactions, Messrs. Korn, Koon, Rose and Sussman resigned as directors of the Company. Mr. Sussman also resigned as a member of the Audit Committee of the Board of Directors. Mr. Korn also resigned as Chief Executive Officer, director and Chairman of the Board and the Company entered into an employment agreement with Bernard Korn that cancelled and superseded a prior employment agreement. Michael Goldman, who continued as a director of the Company, was elected as Chairman of the Board, and William Pagano also continued as a director and was appointed CEO. Mr. Pagano had previously served as President. E. Bruce Fredrikson, Melissa Goldman-Williams, and Ronald Miller also continued as directors. Melissa Goldman-Williams is the daughter of Michael Goldman.

By reason of their stock ownership and board positions and the family relationship between Michael Goldman and Melissa Goldman-Williams, Michael Goldman and William Pagano may be deemed to have been in control of the Company effective immediately after these transactions.

Subsequent to the transactions, Stuart H. Lubow and Phillip Siegel were appointed to the Board.

ITEM I

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless such proxy specifies otherwise, to nominate and to vote the shares represented by such proxy for the election of the nominees listed below to hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his/her choice when voting at the Annual Meeting. Certain information regarding each nominee is set forth in the table and text below.

The directors serve for a term of one year and until their successors are duly elected and qualified.

Directors and Executive Officers of the Company

The names, ages and positions of the Company’s directors and executive officers as of May 11, 2006 are listed below, along with a brief account of their business experience during the last five years. Officers are appointed annually by the Board of Directors at its first meeting following the Annual Meeting of Stockholders and from time to time at the pleasure of the Board. There are no family relationships among directors, nominees or executive officers, except that Melissa Goldman-Williams is the daughter of Michael Goldman. There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which any director, nominee or executive officer was selected as such.

All of the nominees are currently serving as directors. The name, age and term of office as director of each nominee for election as director and his or her present position(s) with the Company and other principal affiliations are set forth below.

Name	Age	Position with the Company

Directors and Executive Officers:

E. Bruce Fredrikson	67	Director, Chairman of Audit Committee
Melissa Goldman-Williams	37	Director
Michael Goldman	67	Director, Chairman of the Board
Stuart H. Lubow	49	Director
Ronald Miller	62	Director
William Pagano	66	Director and Chief Executive Officer of the Company and President of Universal
William Salek	44	Chief Financial Officer and Secretary of the Company and Vice President of Universal
Phillip Siegel	63	Director

Dr. E. Bruce Fredrikson

Dr. E. Bruce Fredrikson has been a Director of the Company since January 28, 2005. Dr. Fredrikson is currently an independent consultant in corporate finance and governance. He is Professor of Finance, Emeritus, at Syracuse University's Martin J. Whitman School of Management where he taught from 1966 until his retirement in May 2003. He is a director of Consumer Portfolio Services, Inc., a consumer finance company and of Track Data Corporation, a financial services company. Dr. Fredrikson holds an A.B. in economics from Princeton University and a M.B.A. in accounting and a Ph.D. in finance from Columbia University.

Melissa Goldman-Williams

Melissa Goldman-Williams has been a Director of the Company since October 22, 2004. Mrs. Goldman-Williams has been the Chief Operating Officer of Goldman Associates of NY, Inc., an appliance distributor, since 1996, and is also a member of the Board of Directors of said company. Mrs. Goldman-Williams holds a B.A. from Lehigh University and a Masters Degree in Environmental Management from Duke University. Previously, she was employed as an Environmental Consultant for a private consulting firm.

Michael Goldman

Michael Goldman has been a Director of the Company since September 29, 2004 and was appointed Chairman of the Board on April 17, 2006. Mr. Goldman has been the Chief Executive Officer and Chairman of the Board of Directors of Goldman Associates of NY, Inc., an appliance distributor, since 1987. Mr. Goldman is a Certified Public Accountant and holds a B.S. in Accounting from Brooklyn College and an M.B.A. in Management from Syracuse University.

Stuart H. Lubow

Stuart H. Lubow became a Director of the Company on May 11, 2006. Mr. Lubow is a founder, President and Chief Executive Officer of Community National Bank. Mr. Lubow was founder, President and Chief Executive Officer of Community State Bank from 1997 to 2003 and was the Executive Vice President and Chief Operating Officer of Garden State Bank until 1996. Mr. Lubow has been a banking executive for over 25 years. He is a past Chairman of the Community Bankers Association of New Jersey, as well as the former Chairman of the Teaneck Development Corporation. Mr. Lubow holds a B.A. in Accounting from Moravian College and has served as an instructor at the New York University School of Continuing Education.

Ronald Miller

Ronald Miller has been a Director of the Company since 1983. Mr. Miller holds a B.S. in Education from Ohio State University and a J.D. from Ohio State University. Mr. Miller has been engaged in the practice of law since 1969 and as a sole practitioner since 1988. Mr. Miller is an acting Judge of Auglaize County Municipal Court in the State of Ohio.

William Pagano

William Pagano has been the President of Universal since November 1998, and was appointed as a Director of the Company in February 2002, as President of the Company on October 27, 2005, and as Chief Executive Officer on April 17, 2006. Prior to November, 1998 Mr. Pagano was engaged in the practice of law for 20 years. Mr. Pagano holds a B.S. in Industrial Management, and an M.B.A., both from Fairleigh Dickinson University. Mr. Pagano also holds a J.D. from Seton Hall University and is an attorney at law licensed in the State of New Jersey.

William Salek

William Salek has been the Vice President of Universal since June 1999 and was appointed as the Chief Financial Officer of the Company in October 2004 and Secretary of the Company in February 2005. Mr. Salek has been employed by Universal since 1983. Mr. Salek holds a B.S. in Accounting from Clarion University. Mr. Salek is a director of Educational Partnership for Instructing Children, Inc., a non-profit learning institute.

Phillip Siegel

Phillip Siegel became a Director of the Company on May 11, 2006. Mr. Siegel is a Principal for Compass, LLP, an investment banking firm. He was a Managing Director of Loeb Partners Corporation from 2001 to 2002, Principal for Siegel Associates from 1998 to 2000, and Vice-President and Chief Financial Officer of Health Management Systems Inc. from 1996 to 1998. Mr. Siegel holds a B.S. in Business Administration from Boston University and a J.D. from St. Johns University School of Law. Mr. Siegel is an attorney at law and a CPA.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, information with respect to beneficial ownership by directors of the Company, holders of over 5% of a class of stock and of directors and officers of the Company as a group.

	Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership*		Percent of Class

Officers and Directors:

E. Bruce Fredrikson	6,000		**

Melissa Goldman-Williams	5,400		**

Michael Goldman	1,227,255	(1)	25.96%

Stuart H. Lubow	0		**

Ronald H. Miller	1,054		**

William Pagano	767,973	(2)	16.66%

William Salek	61,667	(3)	1.34%

Phillip Siegel	0		**

All Officers and Directors as a Group:	2,069,349		43.31%

Holders of Over 5% who are not Officers or Directors:

Rita C. Folger	578,719	(4)	12.55%

Richard Rozzi	335,000		7.32%

Goldman Associates of NY, Inc.	1,044,255	(5)	22.09%

The beneficial owners listed above have all given a business address of 275 Wagaraw Road, Hawthorne, New Jersey 07506.

* For the purposes of this table, “Beneficial Ownership” is defined as set forth in rule 13d-3 under the Securities Exchange Act of 1934, as amended. Except as set forth in the following notes, each person listed in the table has sole voting and sole investment power with respect to the shares of Common Stock listed in the table.

** Represents beneficial ownership of less than one percent of the Company’s outstanding securities.

(1) Michael Goldman is the President and majority shareholder of Goldman Associates of NY, Inc. ("Goldman Associates"). Goldman Associates is the owner of 894,255 shares of Common Stock ("Goldman Shares") and warrants ("Warrants") to purchase 150,000 shares of Common Stock at an exercise price of $3.00 per share. The Warrants are exercisable at any time prior to their expiration on December 31, 2008. Mr. Goldman is the owner of 183,000 shares of Common Stock and the beneficial owner of the Warrants and the Goldman Shares. Mr. Goldman’s beneficial ownership excludes 20,000 shares of Common Stock owned by his wife, of which Goldman Associates of New York, Inc. and Michael Goldman disclaim beneficial ownership. Mr. Goldman’s wife disclaims beneficial ownership of Mr. Goldman’s shares.

(2) William Pagano’s beneficial ownership consists of 734,640 shares of Common Stock, and 33,333 shares of Common Stock issuable at any time upon conversion of a $100,000 Convertible Note at a conversion price of $3 per share.

(3) William Salek’s beneficial ownership consists of 45,000 shares of Common Stock, and 16,667 shares of Common Stock issuable upon conversion of a $50,000 Convertible Note at a conversion price of $3 per share.

(4) Rita C. Folger’s beneficial ownership consists of 545,386 shares of Common Stock, and 33,333 shares of Common Stock issuable upon conversion of a $100,000 Convertible Note at a conversion price of $3 per share. Mrs. Folger is the wife of Oscar Folger and the mother of Jeffrey Folger. Oscar and Jeffrey Folger acted as legal counsel or legal consultants for the Company through December 31, 2005, and thereafter have been employed by the Company as, respectively, Vice President-Chief Legal Counsel and Assistant Vice President-Legal. Mr. Folger’s beneficial ownership consists of 5,000 shares of Common Stock issuable at any time upon exercise of his options. Mr. Folger disclaims beneficial ownership of his wife’s shares, and Mrs. Folger disclaims beneficial ownership of her husband’s shares.

(5) The beneficial ownership of Goldman Associates of NY, Inc. consists of 894,255 shares of Common Stock, and 150,000 warrants to purchase 150,000 shares of Common Stock at an exercise price of $3.00 per share. See Footnote 1 for information relating to beneficial ownership of these securities held by Michael Goldman.

Certain Relationships and Related Transactions

A subsidiary of the Company leases a warehouse and store in Wharton, New Jersey comprising of 27,000 square feet from a company owned by Mr. Paul Hildebrandt under a lease that expires in June 2010. The Company paid Mr. Hildebrandt’s company $215,674 during the year ended December 31, 2005. The Company owes Mr. Hildebrandt $170,000 pursuant to two notes: (a) a subordinated note in the amount of $120,000, paid $30,000 annually commencing December 31, 2004 and (b) a $50,000 convertible note due 50% on June 1, 2008 and 50% on June 1, 2009. William Salek, the Company’s Chief Financial Officer, is the son-in-law of Mr. Hildebrandt. Mr. Hildebrandt served as a director from July 2004 to January 2005.

Goldman Associates of NY, Inc. (“Goldman Associates”) has agreed that it and its affiliates will not until May 31, 2008 without the prior written consent of the Board of Directors of the Company (i) acquire, agree to acquire or make any proposal to acquire any voting securities or assets of the Company or any of its affiliates, (ii) propose to enter into any merger, consolidation, recapitalization, business combination, or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates or (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing or (v) advise, assist or encourage any other persons in connection with the foregoing. Michael Goldman is the beneficial owner of the shares held by Goldman Associates.

Each of Messrs. Goldman, Pagano, Rozzi, and Mrs. Folger has agreed that until May 31, 2008 he or she will not purchase any stock of the Company without written consent from the Company and that he or she will not sell any stock to any person if the sale would create a new 5% shareholder within the meaning of Internal Revenue Code Section 382 unless the buyer first enters into a similar standstill agreement.

Mr. Korn’s employment agreement provides that until May 31, 2008, Mr. Korn may not without the prior written consent of the Company (i) knowingly sell any of the Company’s securities to a 5% shareholder (as defined), or to a person who as a result of such sale would become a 5% shareholder, unless such person first enters into a standstill agreement in favor of the Company, (ii) acquire, agree to acquire or make any proposal to acquire any voting securities or assets of the Company or any of its affiliates, (iii) propose to enter into any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iv) make, or in any way participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (v) form, join or in any way participate in a group (as defined) in connection with any of the foregoing or (vi) advise, assist or encourage any other persons in connection with the foregoing.

In the event that Mr. Pagano no longer performs the duties of the President of Universal or the Vice President of RAL or American for any reason other than death or disability, the Company will be considered in default of its credit agreement with Wells Fargo Business Credit, Inc. unless a waiver is obtained.

The Company owes Goldman Associates, a private Company controlled by Michael Goldman, $750,000 pursuant to a secured note which is subordinate to the Company’s senior secured lender. The note bears interest at the prime rate and is due on June 30, 2008.

Mr. Pagano, Mr. Salek, Mrs. Folger and the wife of Michael Goldman are holders of convertible unsecured notes in the amounts of $100,000, $50,000, $100,000 and $25,000, respectively, issued pursuant to the terms of a private placement made on July 29, 2004.

Pioneer Realty Holdings, LLC, a New York limited liability company (“Pioneer”), is the owner of the premises located at 2213 Route 9, Fishkill, New York that is leased to a subsidiary of the Company under a lease that expires September 2008, subject to renewal options, and provides for a current aggregate annual rent of $133,500. Each of Messrs. Pagano and Paul Hildebrandt has a 35% interest in this entity. Each of Rita Folger and Jeffrey Folger has a 4% interest in this entity. Jeffrey Folger is the son of Oscar and Rita Folger. The Company paid Pioneer Realty Holdings, LLC $90,882 in rent during the year ended December 31, 2005.

Oscar Folger and Jeffrey Folger acted as legal counsel or legal consultants for the Company through December 31, 2005, and thereafter have been employed by the Company as, respectively, as Vice President-Chief Legal Counsel and Assistant Vice President-Legal. Mrs. Folger is the wife of Oscar Folger and the mother of Jeffrey Folger. Professional fees paid to Oscar Folger and Jeffrey Folger for the years ended 2005, 2004 and 2003 were $79,973, $71,115 and $70,773, respectively.

Compliance with Section 16(a) of the Exchange Act

The Company believes that during the period from January 1, 2005 through December 31, 2005, all executive officers, directors and greater than 10% beneficial owners, complied with Section 16(a) filing requirements, except as follows: Jack Rose failed until December 2, 2005 to file Form 4 reports for purchases of stock that he made from November 8, 2004 to November 16, 2004 and Ronald Miller filed one late report of Form 4 regarding shares which escheated to the State of Ohio.

Information Concerning Operation of the Board of Directors and Committees

Independent Directors

The Board of Directors is comprised of seven members, of which four are classified as “independent” as defined in the NASDAQ Stock Marketplace Rule 4200. The four independent directors are E. Bruce Fredrikson, Stuart H. Lubow, Ronald Miller and Phillip Siegel.

Meetings of the Board of Directors

During the year ended December 31, 2005, the Board of Directors had seven meetings. The Company does not have a policy requiring incumbent directors and director nominees to attend the Company’s annual meeting of stockholders. Eight of the nine directors who were in office in 2005 attended the last annual meeting, which was held in 2005.

Committees of the Board of Directors

Audit Committee

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Serving on the Committee are E. Bruce Fredrikson, Ronald Miller and Phillip Siegel. The Board of Directors has determined that it has at least one audit committee financial expert serving on the audit committee, Dr. Fredrikson. Dr. Fredrikson, Mr. Miller and Mr. Siegel are independent directors as defined in Item 7(d)(3)(iv) of Schedule 14A. Phillip Siegel did not join the Audit Committee until May 11, 2006. Mr. Carl Sussman served as a member of the Audit Committee for the fiscal year 2005 and resigned as a director and as a member of the Audit Committee on April 17, 2006 (See “Change of Control” above).

The functions of the Audit Committee are, among other things, to make recommendations concerning the selection each year of independent auditors to the Company, to review the effectiveness of the Company’s internal accounting methods and procedures, to consider whether the Company’s principal accountant’s provision of non-audit services is compatible with maintaining the principal accountant’s independence and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. To carry out its responsibilities, the Audit Committee met four times during fiscal 2005. The Board of Directors has determined that the members of the Audit Committee are “independent” as defined in the NASDAQ Stock Market’s Marketplace Rule 4200.

Nominating Committees

The Company does not have a standing Nominating Committee or a Nominating Committee Charter. Due to the size of the Company and the resulting efficiency of a Board of Directors that is also limited in size, the Board of Directors has determined that it is not necessary or appropriate at this time to establish a separate Nominating Committee. Potential candidates for director are reviewed by the entire Board of Directors, and director nominees are selected by Board of Director resolutions subject to the approval of a majority of the independent directors-to be discussed. All of the nominees recommended for election to the Board of Directors at the Annual Meetings are directors standing for re-election, except for Stuart H. Lubow and Phillip Siegel, who became directors on May 11, 2006. Although the Board of Directors has not established any minimum qualifications for director candidates, when considering potential director candidates, the Board of Directors considers the candidate's character, judgment, diversity, skills, including financial literacy, and experience in the context of the needs of the Company and the Board of Directors.

In 2005 the Company did not pay any fees to any third party to assist in identifying or evaluating potential nominees.

The Board of Directors will consider director candidates recommended by the Company’s stockholders in a similar manner as those recommended by members of management or other directors, provided the stockholder submitting such nomination has provided such recommendation on a timely basis as described in "Proposals of Stockholders" below. To date, the Company has not received any recommended nominees from any non-management stockholder or group of stockholders that beneficially owns five percent of its voting stock.

The Company had two nominating committees in 2005, a Convertible Preferred Stock Directors Nominating Committee and a Common Stock Directors Nominating Committee.

The members of the Convertible Preferred Stock Directors Nominating Committee in 2005 were Messrs. Jack Rose (Chairman), Ronald Miller and William Koon, each of whom were independent directors, as defined in the NASDAQ Stock Market's Marketplace Rule 4200. This committee met once in 2005. The committee was responsible for recommending to the Board of Directors, the names of qualified persons to be nominated for election as directors by the holders of the Convertible Preferred Stock. The committee did not have a written charter and although the Board of Directors had not established any minimum qualifications for director candidates, when considering potential director candidates, the committee considered the candidate's character, judgment, diversity, skills, including financial literacy, and experience in the context of the needs of the Company and the Board of Directors. In 2005, the Company did not pay any fees to any third party to assist in identifying or evaluating potential nominees.

The members of the Common Stock Directors Nominating Committee were Messrs. Goldman, Korn and Pagano, who were not independent directors as defined in the NASDAQ Stock Market's Marketplace Rule 4200. This committee met once in 2005. This committee was responsible for recommending to the Board of Directors the names of qualified persons to be nominated for election as directors by the holders of the Common Stock. The Committee did not have a written charter and although the Board of Directors had not established any minimum qualifications for director candidates, when considering potential director candidates, the committee considered the candidate's character, judgment, diversity, skills, including financial literacy, and experience in the context of the needs of the Company and the Board of Directors. In 2005 the Company did not pay any fees to any third party to assist in identifying or evaluating potential nominees.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company's financial reporting process through periodic meetings with the Company’s independent accountants and management to review accounting, auditing, internal controls and financial reporting matters. The Audit Committee is also responsible for the appointment, compensation and oversight of the Company’s independent auditors. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent accountants.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met four times during the calendar year 2005.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls. Management of the Company has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Company retains independent auditors who are responsible for conducting an independent audit of the Company’s financial statements, in accordance with generally accepted auditing standards, and issuing a report thereon.

In performing its duties, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent auditors. The Audit Committee has also discussed with the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, "Communications with Audit Committee." SAS No. 61 requires the independent auditors to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under auditing standards generally accepted in the United States of America, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit. In addition, the Audit Committee received written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1, "Independence Discussions with Audit Committees." The independent auditors have discussed their independence with the Audit Committee, and have confirmed to us that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

On the basis of the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to stockholder approval, the selection of the Company's independent auditors. Phillip Siegel did not join the Audit Committee until May 11, 2006 and did not participate in these recommendations.

Members of the Audit Committee
E. Bruce Fredrikson, Chairman
Ronald Miller
Phillip Siegel

Fiscal 2005 and 2004 Accounting Firm Summary

Audit Fees

The audit fees for 2005 and 2004 were $227,385 and $170,125, respectively. All services provided by independent accountants were approved by the audit committee. Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual statements, for review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Weiser LLP in connection with statutory and regulatory filings or engagements.

Audit Related Fees

The Company did not incur audit related fees from Weiser in 2005 and 2004. Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under "Audit Fees."

Tax Fees

The Company did not incur tax fees from Weiser in 2005 and 2004. Tax Fees consist of fees billed for professional services rendered for tax compliance. These services include assistance regarding federal, state and local tax compliance.

Other Fees

There were no other fees for professional services rendered to the Company during the fiscal years 2005 and 2004, other than the service reported above.

The Audit Committee:

Meets with the independent auditor prior to the audit and discusses the planning and staffing of the audit;

Approves in advance the engagement of the independent auditor for all audit services and non-audit services and approves the fees and other terms of any such engagement; and

Obtains periodically from the independent auditor a formal verbal communication of the matters required to be discussed by Statements of Auditing Standards No. 61. In addition, the Company obtains a letter describing all relationships between the auditor and the Company and discusses with the auditor any disclosed relationships or services that may impact auditor objectivity and independence.

Stockholders’ Communications with the Board of Directors

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations Department at 973-427-8224. However, stockholders may communicate with the Board of Directors by sending a letter to Board of Directors of Colonial Commercial Corp., c/o Corporate Secretary, 275 Wagaraw Road, Hawthorne, New Jersey 07506. Any communications must contain a clear notation indicating that it is a “Stockholder-Board Communication” or a “Stockholder-Director Communication” and must identify the author as a stockholder. The office of the Corporate Secretary will receive the correspondence and forward appropriate correspondence to the Chairman of the Board or to any individual director or directors to whom the communication is directed. The Company reserves the right not to forward to the Board of Directors any communication that is hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The office of the Corporate Secretary has authority to discard or disregard any inappropriate communication or to take any other action that it deems to be appropriate with respect to any inappropriate communications.

Executive and Directors’ Compensation

Executive Compensation

The following table sets forth information about compensation paid or accrued by the Company during the fiscal years ended December 31, 2005, 2004 and 2003 to Bernard Korn, William Pagano and William Salek, the only executive officers of the Company whose compensation exceeded $100,000.

Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation		Stock
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (Shares)

Bernard Korn	2005	150,000	-	-
Chairman of the Board, and Chief Executive	2004	150,000	-	-
Officer of the Company	2003	158,654	-	60,000

William Pagano	2005	200,000	317,924	-
Director and President of the Company and	2004	200,000	240,862	-
President of Universal	2003	200,000	232,257	-

William Salek	2005	120,000	41,798	-
Chief Financial Officer and Secretary of the	2004	105,000	27,350	-
Company and Vice President of Universal	2003	95,000	25,736	-

The above table does not include certain perquisites and other personal benefits, the total value of which does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such person.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the value of unexercised stock options at the end of the 2005 fiscal year for the persons named in the Summary Compensation Table.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End Exercisable/Unexercisable
Bernard Korn	35,000	$70,000	52,000/0	$96,200/0
William Pagano	20,000	$46,000	0/0	$0/0
William Salek	5,000	$10,500	0/0	$0/0

There are no stock appreciation rights, long-term incentive plans or pension plans.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Concurrently with Mr. Korn’s sale of 426,743 shares of common stock and his resignation as Chief Executive Officer, director and Chairman of the Board on April 17, 2006 (see “Change of Control” above) the Company entered into an employment agreement with Bernard Korn that cancelled and superseded a prior employment agreement.

Mr. Korn’s employment under the new agreement is to end on December 31, 2010. Mr. Korn is required to perform duties that are reasonably assigned to him with his approval that he may not unreasonably withhold. Until December 31, 2008, he is required to devote his best efforts and significant time to his duties. During the balance of the term, Mr. Korn is required to devote reasonable efforts, consistent with his personal and business commitments, to the performance of his duties. The agreement provides for a salary of $200,000 per year and designated fringe benefits. If a change of control (as defined) occurs during the last two years of the term, Mr. Korn need perform no further services for the Company and is to receive the balance of his compensation immediately in a lump sum. The agreement contains confidentiality and non-compete provisions.

The agreement provides that until May 31, 2008, Mr. Korn may not without the prior written consent of the Company (i) knowingly sell any of the Company’s securities to a 5% shareholder (as defined), or to a person who as a result of such sale would become a 5% shareholder, unless such person first enters into a standstill agreement in favor of the Company,.(ii) acquire, agree to acquire or make any proposal to acquire any voting securities or assets of the Company or any of its affiliates, (iii) propose to enter into any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iv) make, or in any way participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (v) form, join or in any way participate in a group (as defined) in connection with any of the foregoing or (vi) advise, assist or encourage any other persons in connection with the foregoing.

Mr. Pagano is employed by Universal under an employment agreement that terminates on December 31, 2010. The agreement provides for an annual salary of $200,000, for incentive compensation based on a percentage of earnings limited to two times his base compensation, and for designated fringe benefits. The agreement also contains confidentiality and non-compete provisions.

Effective January 1, 2005, Mr. Salek is employed pursuant to an employment agreement expiring on December 31, 2007 at a compensation of $120,000 per annum. The agreement also provides for additional incentive compensation based on a percentage of earnings, as defined, of the subsidiaries.

Mr. Korn was the Chairman of the Board and Chief Executive Officer of the Company until his resignation as Chief Executive Officer, director and Chairman of the Board on April 17, 2006. Mr. Pagano was the President and a Director of the Company for 2005 and was appointed Chief Executive Officer on April 17, 2006. Mr. Salek is the Chief Financial Officer and Secretary of the Company.

Directors’ Compensation

Prior to April 1, 2005, members of the Board of Directors, other than those employed by the Company, received a fee of $1,000 for each meeting of the Board attended, limited to $4,000 per annum, in addition to an annual retainer of $2,000. Effective April 1, 2005, outside Directors’ fees increased to $12,000 annually consisting of an annual retainer of $8,000 payable in four equal quarterly installments and a fee of $1,000 for each meeting of the Board, limited to $4,000 per annum, payable in advance in four equally quarterly installments. Additionally, effective April 1, 2006, E. Bruce Fredrikson’s annual retainer fee for serving as a Director and Chairman of the Audit Committee increased from $8,000 to $18,000. The fee is payable in $4,500 installments in advance of each quarter. Members of the Board of Directors receive no fees if they are employed by the Company.

Compensation Committee Interlocks and Insider Participation

The Company does not have a Compensation Committee or any other committee of the Board of Directors performing equivalent functions. Decisions regarding compensation of executive officers of the Company are made by the Board of Directors. Bernard Korn, Chief Executive Officer and Chairman of the Board until his resignation on April 17, 2006, and William Pagano, a director and President of the Company for 2005 and the Company’s Chief Executive Office since April 17, 2006, participated in deliberations of the Board during the fiscal year ended December 31, 2005 concerning executive officer compensation, except that they abstained from deliberations and voting regarding their own compensation.

Board of Directors’ Report on Executive Compensation

The following Board of Directors’ report on executive compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.

As required by the rules established by the Securities and Exchange Commission, the Board of Directors has prepared the following report on the compensation policies of the Board of Directors applicable to the Company’s executive officers.

The Company’s executive compensation policies and programs are designed to retain talented executives and motivate them to achieve business objectives that will enhance stockholder value.

The following is the Board’s compensation policy for persons who do not have employment agreements with the Company: See discussion above for information on employment agreements for Messrs. Korn, Pagano and Salek.

The Board of Directors (the "Board") is responsible for determining the annual salary, short-term and long-term incentive compensation, stock awards and other compensation of the executive officers. In its deliberations regarding compensation of executive officers, including the chief executive officer, the Board considered the following factors: (a) Company performance, both separately and in relation to similar companies, (b) the individual performance, experience and scope of responsibilities of each executive officer, (c) compensation and stock award information disclosed in the proxy statements of other companies, (d) historical compensation levels and stock awards at the Company, (e) the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent and (f) the recommendations of management. The assessments were not subject to specific weightings or formulas.

The Company’s compensation program for executives consists of three elements:

-  a base salary,

-  a performance-based annual bonus, and

-  periodic grants of stock options.

Base Salary

The salaries for the executive officers are designed to retain qualified and dedicated executive officers. The Board of Directors reviews salary recommendations made by the Company’s Chief Executive Officer (other than for executive officers covered by employment agreements), and evaluates individual responsibility levels, performance and length of service.

Annual Bonus

Bonus compensation provides the Company with a means of rewarding performance based upon the attainment of corporate profitability during the year. Mr. Pagano and Mr. Salek, pursuant to their employment contracts, receive annual bonuses based upon a percentage of earnings of the Company’s subsidiaries. Mr. Pagano and Mr. Salek accrued a bonus of $317,924 and $41,798, respectively, for the year ended December 31, 2005.

Stock Options

During 2005, no stock options were granted to the Company’s employees, or the executive officers.

Chief Executive Officer’s Compensation

The Chief Executive Officer’s base compensation is determined in accordance with the terms set forth in his employment agreement. The Chief Executive Officer’s short-term and long-term incentive compensation, stock awards and other compensation are determined on the basis of the same factors utilized to compensate other executives.

Mr. Bernard Korn, the Chief Executive Officer of the Company until his resignation on April 17, 2006, received no short-term and long-term incentive compensation, stock awards or other compensation (over and above his base compensation) in 2005.

***

Stuart H. Lubow and Phillip Siegel became directors on May 11, 2006 and did not personally participate in the preparation of this report or in the determinations described in this report.

By: The Board of Directors

E. Bruce Fredrikson	Melissa Goldman-Williams	Michael Goldman (Chairman)

Stuart H. Lubow	Ronald Miller	William Pagano

Phillip Siegel

Comparison of Five Year Cumulative Return*
Among Colonial Commercial Corp.,
The NASDAQ Market Index and The Russell 2000 Index

	2000	2001	2002	2003	2004	2005
COLONIAL COMMERCIAL CORP.	100.00	22.90	0.03	28.23	48.62	65.87
NASDAQ MARKET INDEX	100.00	75.62	43.87	64.15	68.01	69.51
RUSSELL 2000 INDEX	100.00	102.49	81.49	120.00	142.00	146.71

* $100 invested on December 31, 2000 in stock or index including reinvestment of dividends Fiscal year ending December 31.

The annual changes for the five-year period are based on the assumption that $100 had been invested on December 31, 2000 and that all dividends were reinvested. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005.

ITEM II

RELATIONSHIP WITH AND RATIFICATION OF SLECTION OF INDEPENDENT AUDITORS

The Board of Directors of the Company, on the recommendation of the audit committee, has appointed the firm of Weiser LLP to serve as independent auditors of the Company for the fiscal year 2006, subject to ratification of this appointment by the stockholders of the Company. A representative of Weiser LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement if they desire to do so. A representative of Weiser LLP is also expected to be available to respond to appropriate questions at the meeting.

In the event that the stockholders fail to ratify this appointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this appointment is ratified, our Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF WEISER LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Vote Required

Election of Directors:  Directors will be elected at the meeting by a plurality of the votes cast by Common Stockholders and Convertible Preferred Stockholders. On this matter, abstentions and broker non-votes will have no effect on the voting.

Ratification of the Appointment of Independent Auditors: The appointment of Weiser, LLP as independent auditors requires the affirmative vote of a majority of the common and preferred shares, voting together, cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting.

Expense of Solicitation

The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of the stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

Stockholders’ Proposals for 2006 Annual Meeting

Any stockholder proposal intended to be presented at the Company’s 2006 Annual Meeting must be received by the Secretary of the Company, 275 Wagaraw Road, Hawthorne, New Jersey 07506, no later than December 31, 2006, in order to be considered for inclusion in the proxy statement and form of proxy for such meeting. A shareholder wishing to provide notice in the manner prescribed by Rule 14a-4(c)(1) of a proposal submitted outside of the process of Rule 14a-8 must submit such written notice to the Company not later than March 14, 2007.

Annual Report; Exhibits To Annual Report on Form 10-K

A copy of our Annual Report for the 2005 Fiscal Year has been mailed concurrently with this Proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A COPY OF OUR FORM 10-K IS AVAILABLE UPON REQUEST, WITHOUT CHARGE. WE WILL FURNISH ANY EXHIBIT TO THE FORM 10-K UPON THE PAYMENT OF A REASONABLE FEE WHICH FEE SHALL BE LIMITED TO OUR REASONABLE EXPENSES IN FURNISHING ANY SUCH EXHIBIT.

ANY REQUEST SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY AT 275 WAGARAW ROAD, HAWTHORNE, NEW JERSEY 07506.

The Annual Report is not incorporated into the Proxy Statement and is not considered proxy solicitation material.

Other Matters

Management of the Company knows of no matters to be presented at the Annual Meeting, other than the matters set forth in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote such proxies in accordance with their best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,

Hawthorne, New Jersey	William Salek

May 17, 2006	Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

COLONIAL COMMERCIAL CORP.

COMMON STOCK
AND
CONVERTIBLE PREFERRED STOCK

June 13, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓	Please detach along perforated line and mail in the envelope provided.	↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
2.     Proposal to ratify the selection of Weiser, LLP as independent public accountants of the Company for the fiscal year ending December 31 2006:
FOR    AGAINST    ABSTAIN
  ☐             ☐                   ☐

3.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF FREDRIKSON, GOLDMAN-WILLIAMS, GOLDMAN, LUBOW, MILLER, PAGANO, AND SIEGEL AND THE RATIFICATION OF THE SELECTION OF WEISER LLP.

☐ FOR ALL NOMINEES ☐ WITHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES FOR DIRECTORS: O E. Bruce Fredrikson O Melissa Goldman-Williams O Michael Goldman O Stuart H. Lubow O Ronald Miller O William Pagano O Phillip Siegel
INSTRUCTION: ______________	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder _______________  Date: _________  Signature of Shareholder _______________  Date: _________
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COLONIAL COMMERCIAL CORP.

COMMON STOCK
AND CONVERTIBLE PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Goldman and William Pagano, and each of them jointly and severally, proxies, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock and Convertible Preferred Stock of Colonial Commercial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 13, 2006 or any adjournments thereof.

(Continued and to be signed on the reverse side.)